 EXHIBIT 21

CORNERSTONE BANCSHARES, INC.

LIST OF SUBSIDIARY

Name of Subsidiary	State of Incorporation
Cornerstone Community Bank	Tennessee
Eagle Financial, Inc. (Subsidiary of Cornerstone Community Bank)	Tennessee